EXHIBIT 23.2


                    Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 dated June 6, 1996, of our report dated December 15, 1995, included in the Farah Incorporated Form 10-K for the year ended November 3, 1995, and to all references to our firm included in this registration statement.


ARTHUR ANDERSEN LLP




Dallas, Texas
June 6, 1996